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                                                         Quarterdeck Corporation
                                                              13160 Mindanao Way
    [LOGO]                                         Marina del Rey, CA 90292-9705
                                            Tel: 310 309 3700  Fax: 310 309 4218
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Contacts        Ellen Spooren                   Jim Lucas
                Quarterdeck Corporation         Johnnie D. Johnson & Co. Inc.
                (310) 309-4261                  (213) 626-4848
                ellen@quarterdeck.com           73531.1041@compuserve.com

                 QUARTERDECK ANNOUNCES RESIGNATION OF ITS CEO,
                APPOINTMENT OF INTERIM OFFICE OF THE PRESIDENT,
                           ADDS WILLIAM LANE TO BOARD

        MARINA DEL REY, Calif., August 27 - Quarterdeck Corporation [Nasdaq;QDEK] announced today that Gaston Bastiaens has resigned as the Chief Executive Officer of the Company to pursue other business opportunities. He will continue as a director and consultant to the Company.

        The Company will be managed by a newly created temporary Office of the President consisting of King R. Lee and Anatoly Tikhman. Mr. Lee, a member of the board and Chief Executive Officer of Wynd Communications Corporation, served as interim CEO and COO of Quarterdeck from July 1994 to January 1995. Mr. Tikhman, who currently is a Senior Vice President of the Company and head of its Utilities Business Unit, was president and Chief Executive Officer of Vertisoft prior to its recent acquisition by Quarterdeck. Additions to the Office of the President are also expected. The Board has retained an executive search firm to seek a new permanent CEO.

        Additionally, Quarterdeck announced the election of William Lane, former Chief Financial Officer of Intuit Corporation, to the Board of Directors. "Bill brings tremendous experience in finance, operations and integration of acquisitions to the Board, and we are extremely pleased that he is joining us," said Frank LaHaye, Chairman of the Quarterdeck Board of Directors.

        "We appreciate the efforts of Gaston who has grown the company from a $27 million one-product operation to a more than $140 million multi-faceted utilities and Internet company," said Frank LaHaye. He has fashioned a strong direct mail and telemarketing presence to complement existing retail channels and significantly increased our international presence," said Director Howard Morgan. "With a strong line of new desktop utility products in the market this fall, the expected introduction of its 32-bit Procomm Communication program and a new generation of Internet products, I believe Quarterdeck is well positioned to play a key role in the desktop computer software and the Internet markets," said Gaston Bastiaens.
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        "The challenge for the interim management is to effectively integrate and operate the companies we have acquired so that Quarterdeck can continue its growth and return to strong profitability," said King Lee.

        Forward-looking statements:

        When used in the preceding discussion, the word "believes," "expects" and similar conditional expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, conditions in the general economy or the software industry, the timely development, release and market acceptance of products and technologies, competitive factors, demand for memory-management software products, sell-through of products in the sales channels, successful integration of acquisitions, ability to secure additional sources of financing and other risks described from time to time in Quarterdeck's SEC reports and filings.

        Quarterdeck Corporation is a pioneer in the development of software products in the utilities and Internet areas. The Company leads the industry in bringing utilities solutions to the Windows environments, and offers an entire line of powerful, next-generation Internet and communications tools for corporate, small business and individual users. Quarterdeck Corporation is headquartered at 13160 Mindanao Way, Marina del Rey, CA 90292. Its European headquarters are in Dublin, Ireland, with other offices in England, France and Australia. Further product availability and pricing information may be obtained by calling 310-309-3755, by accessing Quarterdeck's Internet Web site at http://www.quarterdeck.com/, or by sending an e-mail request to info@quarterdeck.com/.


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Quarterdeck is a registered trademark.